Exhibit 10.1

GENERAL MILLS, INC.

PERFORMANCE SHARE UNIT AWARD

AGREEMENT

THIS AGREEMENT, dated as of             ,          is between General Mills, Inc. (the “Company”), and the person named above (the “Participant”). This Award is made under the terms of the General Mills, Inc. 2011 Stock Compensation Plan (“Plan”), as approved by the Company’s board of directors and granted by the Compensation Committee thereof. Unless this Agreement provides otherwise the terms of the Plan apply to this Award. By accepting this Award, you are agreeing to the terms and conditions contained in the Plan document, as amended from time to time, and this Agreement.

1.	The Company grants to the Participant, and the Participant accepts from the Company, the following Performance Share Unit Award.

Target Number of Performance Share Units:

Performance Period:

Expiration Date of Restricted Period:

2.	Each Performance Share Unit represents the right to receive one share of the Company’s Common Stock, subject to the terms and conditions set forth herein. The number of Performance Share Units earnable by the Participant for the Performance Period ranges from 0 to 150% of the Target Number of Performance Share Units and will be determined at the end of the Performance Period based on the level of achievement against the Performance Measures in accordance with Attachment A. The number of shares of the Company’s Common Stock the Participant is paid is dependent on the number of Performance Share Units earned and satisfactory completion of the service requirements described herein. Whether, and the extent to which Performance Measures have been satisfied at the end of the Performance Period shall be certified by the Compensation Committee before any payment is made, and all such determinations shall be made by the Compensation Committee in its sole discretion. For each Performance Share Unit earned and vested, if any, at the expiration of the Restricted Period, one share of the Company’s Common Stock shall be issued to the Participant.

3.	The Award is not taken into account for purposes of calculating “earnable compensation” for any of the Company’s qualified retirement plans, any severance payments, bonuses, or similar payments.

4.	The Company may take such actions as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of the Participant, are withheld or collected from the Participant. By accepting this Award, you agree and hereby consent to such withholding and/or other collection from the shares subject to this Award or any other compensation.

5.

The Participant acknowledges that the Performance Share Units awarded hereunder are subject to full or partial forfeiture if the achievement of minimum threshold Performance Measures are not satisfied, certain other Performance Measures are not satisfied, or if the Participant’s employment by the Company terminates before the expiration of the Restricted Period. For purposes of clarity, the otherwise applicable terms of Section 12 of the Plan dealing with Award treatment upon various termination of employment events shall apply. Notwithstanding the above, if Participant “retires” as defined under the Plan within twelve (12) months of the date of this Award, Participant shall vest in a pro rata number of Performance Share Units earned as determined under the provisions of Attachment A, and calculated based on actual performance achievement at the end of the Performance Period. For purposes of pro rata vesting, full months of service and employment completed from the date of this Award during the first twelve months thereafter shall be used. Vested Performance Share Units, if any, shall be payable after the end of the Restricted Period, but not prior to then. If Participant retires after twelve (12) months from the date of this Award, Participant shall vest in all Performance Share Units earned, calculated based on actual performance achievement at the end of the Performance Period under Attachment A, and payable after the end of the Restricted Period, but not prior to then.

6.	If there is a Change of Control prior to the vesting of the Award, the otherwise applicable terms of the Plan shall control.

7.	Any dividends or other distributions declared payable on the Company’s Common Stock on or after the date of this Agreement until the Award is settled and/or forfeited shall be credited notionally to Participant in an amount equal to such declared dividends or other distributions on an equivalent number of shares of the Company’s Common Stock earned and vested under this Award after completion of the Performance Period and Restricted Period (“Dividend Equivalents”). Dividend Equivalents so credited shall be paid if, and only to the extent, the underlying Performance Share Units to which they relate become unrestricted and vest, as provided under the terms of the Plan and this Agreement. Dividend Equivalents credited in respect to Performance Share Units that are forfeited, are correspondingly forfeited. No interest or other earnings shall be credited on Dividend Equivalents. Vested Dividend Equivalents shall be paid in cash at the same time as the issuance of the shares of Common Stock underlying the Performance Share Units to which they relate.

8.	This Award is made upon the condition that it not be sold, exchanged, assigned, transferred, pledged, or otherwise disposed of during the Restricted Period. Any rights or provisions granted hereunder shall become satisfied in full and extinguished upon the settlement of the Award at the expiration of the Restricted Period (whether vesting is full or partial), or the Award’s total forfeiture, whichever is earliest, and as provided under the terms of the Plan and this Agreement.

9.	Any dispute regarding the interpretation of this Agreement or the terms of the Plan shall be submitted to the Compensation Committee or its delegate who shall have the discretionary authority to construe the terms of this Award Agreement, the Plan terms, and all documents ancillary to this Award. The decisions of the Compensation Committee or its delegate shall be final and binding and any reviewing court of law or other party shall defer to its decision, overruling if, and only if, it is arbitrary and capricious. In no way is it intended that this review standard subject the Award to the Employee Retirement Income Security Act. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.

10.	The Participant agrees to cooperate with the Company in any way needed in order to comply with, or fulfill the terms of the Plan and this Agreement.

11.	This Award is specifically made subject to the Company’s Executive Compensation Clawback Policy.

A copy of the Plan and the Prospectus for the General Mills, Inc. 2011 Stock Compensation Plan is available on G&Me/Money/Stock Plan Documents. A copy of the Company’s latest Annual Report on Form 10-K is also available on the Company’s website at www.generalmills.com under Investor Information/Annual Reports.

GENERAL MILLS, INC.